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                                   EXHIBIT 11
                                KMART CORPORATION
                INFORMATION ON COMPUTATION OF EARNINGS PER SHARE



($ Millions, except per share data)                                                                        13 Weeks Ended
                                                                                           -----------------------------------------
                                                                                                May 2,                   April 26,
                                                                                                2001                       2000
                                                                                           -----------------      ------------------
I.  Basic earnings per common share:

            Net income (loss)                                                               $           (25)       $          22
            Add: Discount on redemption of preferred securities, net                                      -                    9
                                                                                           -----------------      ---------------
       (a)  Adjusted net income (loss) available to common shareholders (1)                 $           (25)       $          31

       (b)  Basic weighted average common shares outstanding                                          488.5                481.3
                                                                                           =================      ===============
            Basic earnings (loss) per common share: (a)/(b)                                 $         (0.05)       $        0.06
                                                                                           =================      ===============

II. Diluted earnings per common share:

            Net income (loss)                                                               $           (25)       $          31
            Add:  Dividends on outstanding trust convertible preferred securities, net                   11                   11
                                                                                           -----------------      ---------------
       (c)  Adjusted income (loss) available to common shareholders (1)                     $           (14)       $          42
                                                                                           =================      ===============
            Basic weighted average common shares outstanding                                          488.5                481.3
            Weighted average of outstanding trust convertible preferred securities                     59.9                 60.2
            Weighted average of redeemed trust convertible preferred securities                           -                  3.1
            Dilutive effect of stock options                                                            4.2                  0.6
            Dilutive effect of written put options                                                        -                  0.7
                                                                                           -----------------      ---------------
       (d)  Diluted weighted average common shares outstanding                                        552.6                545.9
                                                                                           =================      ===============
            Diluted earnings (loss) per common share: (c)/(d)                               $         (0.03)       $        0.08
                                                                                           =================      ===============
                                                                                                    (2)                  (2)

(1) Adjusted net income (loss) included an after tax provision of $15 million or $0.03 per share for fiscal 2001 for employee severances and voluntary early retirement program.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result.